Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Tivity Health, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation
	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$$1,688,902,964.25	(1)	.0000927	$$156,561.30	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$$1,688,902,964.25
Total Fees Due for Filing				$$156,561.30
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$$156,561.30
(1)	Aggregate number of securities to which transaction applies:

As of May 4, 2022, the maximum number of shares of common stock, par value $0.001 per share (“Common Stock”), of Tivity Health, Inc. (the “Company”) to which this transaction applies is estimated to be 52,425,420, which consists of (a) 49,880,420 shares of Common Stock entitled to receive the per share transaction consideration of $32.50; (b) 602,957 shares of Common Stock underlying stock options entitled to receive the per share transaction consideration of $32.50 minus any applicable exercise price; (c) 641,200 shares of Common Stock underlying outstanding restricted stock units, which may be entitled to receive the per share transaction consideration of $32.50; (d) a maximum of 450,000 shares of Common Stock underlying outstanding market stock units subject to performance-based vesting (assuming the 150,000 target shares pay out at the maximum 300% of target) and which may be entitled to receive the per share transaction consideration of $32.50; and (e) 850,843 additional shares of Common Stock reserved for issuance pursuant to the Company’s stock plans.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 49,880,420 shares of Common Stock and the per share transaction consideration of $32.50; (b) the product of 602,957 shares of Common Stock underlying stock options and $7.75 (which is the difference between the per share transaction consideration of $32.50 and the weighted average exercise price of $24.75); (c) the product of 641,200 shares of Common Stock underlying outstanding restricted stock units and the per share transaction consideration of $32.50; (d) the product of 450,000 shares of Common Stock underlying outstanding market stock units subject to performance-based vesting and the per share transaction consideration of $32.50 (assuming the 150,000 target shares are paid out at the maximum 300% of target); and (e) the product of 850,843 shares of Common Stock reserved for issuance under the Company’s stock plans and the per share transaction consideration of $32.50. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.